Exhibit 4.3

Final Form

FINANCE OF AMERICA COMPANIES INC.

EMPLOYEE STOCK PURCHASE PLAN

The board of directors of Finance of America Companies Inc., a Delaware corporation, adopted the Finance of America Companies Inc. Employee Stock Purchase Plan on November 10, 2021 (such plan, as may be amended and/or restated from time to time, the “Plan”). The effective date of the Plan shall be November 10, 2021 (the “Effective Date”), and the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Company Stock authorized under the Plan have been purchased according to the Plan’s provisions.

ARTICLE 1

PURPOSE OF THE PLAN

The Company has determined that it is in its best interests to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company through the purchase and issuance of shares of Company Stock. The Plan shall permit Participants to purchase shares of Company Stock through payroll deductions and, subject to the terms and conditions set forth herein, Participants will be eligible to receive restricted stock units under and pursuant to the Company’s 2021 Omnibus Incentive Plan through a Company matching program. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor is the Plan intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE 2

DEFINITIONS

Capitalized terms used herein without definition shall have the respective meanings set forth below:

2.1    ACCOUNT. “Account” means the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions credited to the Participant pursuant to the Plan.

2.2    APPLICABLE LAW. “Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where equity or equity-based awards are, or will be, purchased or granted hereunder, as each such law, rule and regulation shall be in effect from time to time. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, also refer to any successor or amended provisions thereto unless the Committee determines otherwise. Further, references to any section of a law shall be deemed to include any regulations or other interpretive guidance under such section, unless the Committee determines otherwise.

2.3    AWARD AGREEMENT. “Award Agreement” has the meaning set forth in the 2021 Omnibus Incentive Plan.

2.4    BASE EARNINGS. “Base Earnings” means, unless otherwise determined by the Committee, a Participant’s cash earnings, including base salary, wages, bonuses, commissions and other forms of cash incentive compensation (but excluding gifts, prizes, awards, relocation payments, severance, tips, gratuities, or similar elements of compensation).

2.5    BOARD. “Board” means the board of directors of the Company.

2.6    BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

2.7    CODE. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.8    COMMITTEE. “Committee” means the Compensation Committee of the Board, which has authority to administer the Plan pursuant to Article 8. All references to the Committee in the Plan shall include any administrator to which the Committee has delegated any part of its responsibilities and powers pursuant to Section 8.1(c).

2.9    COMPANY. “Company” means Finance of America Companies Inc., and any successor thereto.

2.10    COMPANY STOCK. “Company Stock” means Class A common stock of the Company, par value $0.0001 per share.

2.11    ELIGIBLE PERSON. “Eligible Person” means any employee of a Participating Company, except any employee who is (i) subject to the disclosure requirements of Section 16(a) of the Exchange Act (unless otherwise determined by the Committee or otherwise provided in the Plan), or (ii) less than twenty-one (21) years of age. Notwithstanding the foregoing, persons determined by the Committee not to be Eligible Persons shall not be treated as “Eligible Persons” for purposes of this Plan.

2.12    EXCHANGE ACT. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13    END DATE. “End Date” means, with respect to each Offering Period, the last day of the Offering Period.

2.14    OFFERING PERIOD. “Offering Period” means any period with respect to which a right to purchase shares of Company Stock hereunder (“Purchase Rights”) may be granted. Unless otherwise determined by the Committee, each Offering Period shall be six months, commencing on each January 1st and July 1st on or following the Effective Date. Notwithstanding the foregoing, the Committee shall have the power to change the frequency and duration of the Offering Periods as it deems appropriate from time to time.

2.15    OMNIBUS INCENTIVE PLAN. “Omnibus Incentive Plan” means the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (as may be amended or restated from time to time).

2.16    PARTICIPANT. “Participant” means an Eligible Person who has become a participant in the Plan in accordance with Section 3.2.

2.17    PARTICIPANT CONTRIBUTIONS. “Participant Contributions” shall have the meaning ascribed to such term in Section 4.1.

2.18    PARTICIPATING COMPANY. “Participating Company” means the Company and, to the extent designated by the Committee as a Participating Company, any present or future Subsidiary of the Company.

2.19    PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with the Participating Company’s payroll practices, as revised from time to time.

2.20    PERSON. “Person” means any individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the exchange act).

2.21    QUALIFYING EMPLOYMENT. “Qualifying Employment” means employment with any Participating Company.

2.22    RESTRICTED STOCK UNITS. “Restricted Stock Units” has the meaning given to such term in the Omnibus Incentive Plan (or successor plan thereto).

2.23    SECURITIES ACT. “Securities Act” means the securities act of 1933, as amended, and any successor thereto. Reference in the plan to any section of (or rule promulgated under) the securities act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

2.24    SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Company Stock purchased by the Participant pursuant to the Plan.

2.25    START DATE. “Start Date” means, with respect to each Offering Period, the first day of the Offering Period.

2.26    SUBSIDIARY. “Subsidiary” means, with respect to any specified Person:

(i)    any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)    any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1    ELIGIBILITY. Unless otherwise determined by the Committee, any Eligible Person shall be eligible to participate in the Plan. For purposes of participation in the Plan, an individual who is on leave of absence from such individual’s employment with a Participant Company shall be deemed to be employed for the first 90 days of such leave of absence and such individual’s employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such individual shall have returned to regular full-time or part time employment (as the case may be) prior to the close of business on such 90th day or unless such individual has a right to reemployment that is guaranteed either by statute or contract (including, for avoidance of doubt, any guaranteed right to reemployment provided under any non U.S. law, contract or policy). Termination by the applicable Participating Company of any individual’s leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate such individual’s employment for all purposes of the Plan and shall terminate such individual’s participation in the Plan, unless such individual has a right to reemployment that is guaranteed either by statute or contract.

3.2    PARTICIPATION(A) . An Eligible Person who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan by completing an authorization for Participant Contributions on the form to be provided by the Company (and such other documents as may be required by the Committee) and delivering such forms and documents to the Company or an agent designated by the Company on or before the date set therefor by the Committee, which date shall be prior to the Start Date of the applicable Offering Period (the “Enrollment Procedures”).

3.3    SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Eligible Person only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

ARTICLE 4

PARTICIPANT CONTRIBUTIONS

4.1    PARTICIPANT ELECTION. Pursuant to the Enrollment Procedures, each Participant shall designate the amount of payroll deductions, solely on an after-tax basis to be made from his or her paycheck (“Participant Contributions”) to purchase shares of Company Stock under the Plan. Participant Contributions shall be designated in whole percentages of Base Earnings, up to a maximum of 15%. Notwithstanding the foregoing, in no event may the aggregate amount of Participant Contributions for any calendar year exceed $50,000 per Participant (unless otherwise determined by the Committee). The amount so designated by the Participant shall continue until terminated or altered in accordance with Section 4.2 below.

4.2    CHANGES IN ELECTION; WITHDRAWAL; TERMINATION.

(a)    Change in Payroll Deductions. A Participant may withdraw, terminate or discontinue participation in the Plan at any time as provided in Section 4.2(b) and Section 4.2(c) hereof. However, a Participant may not alter decrease or increase the rate of his or her Participant Contributions for a specific Offering Period during such Offering Period. For the sake of clarity, a Participant may elect to alter the rate of his or her Participant Contributions for the Offering Period following the Offering Period in which such election to change occurs. Such election to change shall be made by delivering to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee). Any such new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

(b)    Withdrawal. A Participant may withdraw Participant Contributions credited to the Participant’s account during an Offering Period at any time prior to the last day of such Offering Period by giving sufficient prior written notice to the Company or an agent designated by the Company. Given sufficient prior written notice, all of the Participant Contributions previously credited to the Participant’s account which have not already been used to purchase shares of Company Stock will be paid to the Participant promptly (without interest, unless otherwise required by Applicable Law) after receipt of the Participant’s notice of withdrawal, and no further Participant Contributions will be made during such Offering Period. The Company may, at its option, treat any attempt to borrow by a Participant on the security of such Participant’s accumulated Participant Contributions as an election to withdraw such Contributions. A Participant’s withdrawal from any Offering Period will not have any effect upon the Participant’s eligibility to participate in any subsequent Offering Period or in any similar plan which may hereafter be adopted by the Company. Notwithstanding the foregoing, if a Participant withdraws during an Offering Period, Participant Contributions shall not resume at the beginning of a succeeding Offering Period, unless the Participant is eligible to participate and the Participant delivers to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee) and otherwise complies with the terms of the Plan.

(c)    Termination of Employment; Participant Ineligibility. Upon termination of a Participant’s employment for any reason (including but not limited to termination due to death but excluding a leave of absence for a period of less than 90 days or a leave of absence of any duration where reemployment is guaranteed by either statute or contract), or in the event that a Participant otherwise ceases to be an Eligible Person, the Participant’s participation in the Plan shall be terminated, unless otherwise required by Applicable Law. In the event of a Participant’s termination of employment or in the event that a Participant otherwise ceases to be an Eligible Person, the Participant Contributions credited to the Participant’s account, which have not already been used to purchase shares of Company Stock, will be returned (without interest, unless otherwise required by Applicable Law) to the Participant, or, in the case of death, to a beneficiary duly designated on a form acceptable to the Committee, and the Participant shall not be entitled to any shares of Company Stock or Match RSUs (as defined below) in respect of such Participant Contributions.

4.3    PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contributions shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.

ARTICLE 5

PURCHASE OF STOCK; Fractional Shares

5.1    PURCHASE OF COMPANY STOCK; FRACTIONAL SHARES.

(a)    Purchase of Company Stock. On the third trading day of each month following the end of each month during the Offering Period, the amount credited to a Participant’s Account shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Company Stock on the open market on the Participant’s behalf (such shares, the “ESPP Shares”). With respect to each Offering Period, each monthly date upon which shares of Company Stock are purchased on the open market in accordance herewith shall hereinafter be referred to as a “Purchase Date.” Any balance remaining after the purchase shall be credited to the Participant’s Account and will be automatically re-invested in a subsequent Offering Period, unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such Participant Contributions to the Participant.

(b)    Fractional Shares. Fractional shares will be issued under the Plan, unless otherwise determined by the Committee.

5.2    FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to the vesting and settlement of Match RSUs and the purchase of shares of Company Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Company Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Company Stock held in the Participant’s Share Account.

ARTICLE 6

COMPANY MATCH

6.1    ELIGIBILITY TO RECEIVE MATCH RSUS; MATCH FORMULA. With respect to each Offering Period, each Participant who remains employed through the end of the Offering Period and applicable grant date shall be eligible to receive a grant of Restricted Stock Units pursuant to, and in accordance with the Omnibus Incentive Plan (“Match RSUs”), subject to the terms and conditions set forth herein. The number of Match RSUs to be granted to the Participant with respect to each Offering Period in which the Participant participates shall equal the product of (x) 20% and (y) the aggregate number of ESPP Shares purchased on each Purchase Date that occurred with respect to the Offering Period (the “Match Formula”).

6.2    AWARD AGREEMENT. Any such Match RSUs shall be granted to the Participant as soon as practicable following the last day of the Offering Period (subject to the Participant’s continued employment through the end of the Offering Period and the applicable grant date). Notwithstanding anything herein to the contrary, the grant of Match RSUs hereunder shall be contingent upon, if so required by the Committee, the Participant’s execution or acceptance of an Award Agreement evidencing the grant of the Match RSUs, substantially in the form attached hereto as Exhibit A; provided, that the Committee may make such changes to the form of Award Agreement for any particular grant of Match RSUs as the Committee may determine.

6.3    VESTING; SETTLEMENT. Unless otherwise provided in the Award Agreement, (i) the Match RSUs shall be fully vested as of the date of grant, and (ii) shall be settled in accordance with the terms of the Award Agreement.

ARTICLE 7

TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment with the Participating Company terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination of employment. All cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Company Stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan.

ARTICLE 8

PLAN ADMINISTRATION

8.1    PLAN ADMINISTRATION.

(a)    The Plan shall be administered by the Committee, unless the Board elects to assume administration of the Plan in whole or in part. References to the “Committee” include the Board if it is acting in an administrative capacity with respect to the Plan. Committee members shall be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under Applicable Law. However, the fact that a Committee member shall fail to qualify as an independent director shall not invalidate any Purchase Right or other action taken by the Committee under the Plan.

(b)    In addition to action by meeting in accordance with Applicable Law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan and Applicable Law, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Purchase Rights, ESPP Shares, and Match RSUs; (iv) to determine eligibility and adjudicate all disputed claims filed under the Plan; (v) reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Purchase Rights granted under, the Plan; (vi) to construe and interpret the Plan, Award Agreements, the rules and regulations of the Plan, and any other agreements or other written instruments contemplated hereby, and (vii) to make all other determinations that the Committee determines to be necessary or advisable for the administration of the Plan.

(c)    Every finding, decision and determination made by the Committee will, to the full extent permitted by Applicable Law, be final and binding upon all parties. Except to the extent prohibited by the Plan or Applicable Law, and subject to such terms and conditions as may be established by the Committee, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate any part of its responsibilities and powers to any such person or persons appointed by it. No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Purchase Right granted thereunder.

8.2    LIMITATION ON LIABILITY. No employee, officer, member of the Board or Committee, or designated agent of the Board or Committee shall be subject to any liability with respect to his or her duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee and their designated agents, and any other employee or officer with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of the person’s conduct in the performance of his or her duties under the Plan.

ARTICLE 9

COMPANY STOCK

9.1    OPEN MARKET PURCHASES; SHARES UNDER OMNIBUS INCENTIVE PLAN. All ESPP Shares shall be purchased on the open market, and the maximum number of shares of Company Stock that may be purchased under the Plan as ESPP Shares pursuant to Participant Contributions is 2,500,000 shares. All Match RSUs shall be issued under, and in accordance with, the Omnibus Incentive Plan and shall, accordingly, count against the Absolute Share Limit (as defined in the Omnibus Incentive Plan) in accordance with Section 5(b) and Section 5(c) of the Omnibus Incentive Plan.

9.2    RIGHTS AS A STOCKHOLDER. No Participant or other person shall have any rights as a stockholder unless and until certificates for shares of Company Stock are issued to the Participant or such shares are credited to the Participant’s Share Account.

9.3    ADJUSTMENTS. In the event of any merger, reorganization, consolidation, Change in Control (as defined in the Omnibus Incentive Plan), recapitalization, liquidation, stock dividend, split-up, spinoff, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Company Stock, such adjustment shall be made in the number and kind of shares of Company Stock that may be purchased under the Plan as set forth in Section 9.1 and provisions of the Plan may be adjusted, as may be determined to be appropriate and equitable by the Committee, in its sole discretion. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive. For the avoidance of doubt, this Section 9.3 is not intended to limit Section 11 of the Omnibus Incentive Plan, which is applicable to the Match RSUs.

9.4    CHANGE IN CONTROL. In addition, without limiting the effect of Section 9.3, in the event of a Change in Control, the Committee’s discretion shall include, but shall not be limited to, the authority to provide for any of, or a combination of any of, the following: (i) each Purchase Right shall be assumed (including the right to receive Match RSUs) or an equivalent purchase right (including the matching component) shall be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the Committee on or before the date of consummation of such Change in Control shall be treated as a Purchase Date and all outstanding Purchase Rights shall be exercised and any Matching RSUs in respect thereof shall be granted on such date; (iii) all outstanding Purchase Rights shall terminate and the accumulated Participant Contributions will be refunded to each Participant upon or prior to the Change in Control (without interest, unless otherwise required by Applicable Law); or (iv) outstanding Purchase Rights (including the right to receive Match RSUs) shall continue unchanged. For the avoidance of doubt, this Section 9.4 is not intended to limit Section 11 of the Omnibus Incentive Plan, which is applicable to the Match RSUs.

ARTICLE 10

MISCELLANEOUS MATTERS

10.1    AMENDMENT AND TERMINATION. The Board reserves the right to amend, modify, or terminate the Plan at any time; provided that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law. Upon termination of the Plan, all cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted, in each case, which would which materially and adversely affect the rights of any Participant without the consent of such Participant.

10.2    TAX WITHHOLDING. The Company (or other Participating Company, as applicable) shall have the right to deduct from all amounts payable or provided to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable or provided under this Plan.

10.3    BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned, transferred, or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4    NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employee of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

10.5    GOVERNING LAW. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

10.6    NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday.

10.7    COMPLIANCE WITH RECOUPMENT, OWNERSHIP AND OTHER POLICIES OR AGREEMENTS. Notwithstanding anything in the Plan to the contrary, the Committee may, at any time (during or following termination of employment or service for any reason), determine that a Participant’s rights, payments and/or benefits with respect to a Purchase Right (including but not limited to any shares issued or issuable with respect to a Purchase Right) and Match RSUs (including but limited to any shares issued upon settlement of Match RSUs) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any other conditions applicable to a Purchase Right or Match RSUs. Such events may include, but shall not be limited to, termination of employment for cause, violation of policies of the Company or an affiliate, breach of non-solicitation, non-competition, confidentiality, non-disparagement or other covenants, other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company, or any affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, without limiting the effect of the foregoing, as a condition to the grant of a Purchase Right, Match RSUs, or receipt or retention of shares of Company Stock, cash or any other benefit under the Plan, (i) the Committee may, at any time, require that a Participant comply with any compensation recovery (or “clawback”), stock ownership, stock retention or other policies or guidelines adopted by the Company or an affiliate, each as in effect from time to time and to the extent applicable to the Participant, and (ii) each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

10.8    COMPLIANCE WITH APPLICABLE LAW. The Company may impose such restrictions on Purchase Rights, shares of Company Stock and any other benefits underlying Purchase Rights hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Company Stock under the Plan or take any other action, unless such delivery or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Company Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to a Purchase Right hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

Final Form

EXHIBIT A

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

FINANCE OF AMERICA COMPANIES INC.

2021 OMNIBUS INCENTIVE PLAN

(Employee Restricted Stock Units)

Finance of America Companies Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[●]

Date of Grant:	[●]

Number of Restricted Stock Units:	[●]

Vesting Schedule:	The Restricted Stock Units shall be fully vested as of the Date of Grant.

*        *        *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT, THE FINANCE OF AMERICA COMPANIES INC. EMPLOYEE STOCK PURCHASE PLAN (AS MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME) (THE “ESPP”), THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN. THE RESTRICTED STOCK UNITS SHALL BE FORFEITED FOR NO CONSIDERATION AS OF THE THIRTIETH (30TH) DAY FOLLOWING THE DATE OF GRANT IN THE EVENT THE UNDERSIGNED PARTICIPANT DOES NOT EXECUTE AND RETURN A COPY OF THIS RESTRICTED STOCK UNIT GRANT NOTICE TO THE COMPANY WITHIN THIRTY (30) DAYS FOLLOWING THE DATE OF GRANT.

FINANCE OF AMERICA COMPANIES INC.	PARTICIPANT[1]

By: [●]	[●]

Title: [●]

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

FINANCE OF AMERICA COMPANIES INC.

2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Finance of America Companies Inc. 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Finance of America Companies Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.    Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new grant notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2.    Vesting. The Restricted Stock Units shall be fully vested as of the Date of Grant.

3.    Settlement of Restricted Stock Units. The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof and, in accordance therewith, any vested Restricted Stock Units shall be settled in shares of Common Stock as soon as reasonably practicable (and, in any event, within two and one-half months following the expiration of the applicable Restricted Period; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. With respect to any Restricted Stock Unit, the period of time on and prior to the applicable vesting date in which such Restricted Stock Unit is subject to vesting shall be its Restricted Period. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading. Prior to settlement of any vested Restricted Stock Units, the Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4.    Company; Participant.

a.    The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the applicable Service Recipient.

b.    Whenever the word “Participant” is used in any provision of this Restricted Stock

Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.

5.    Non-Transferability. The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law). Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

6.    Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof. The Participant shall not be entitled to receive dividend equivalent payments in respect of the Participant’s Restricted stock Units.

7.    Legend. To the extent applicable, all book entries (or certificates, if any) representing the shares of Common Stock delivered to Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of any restrictions.

8.    Tax Withholding. Notwithstanding anything in Section 13(d)(i) or (ii) of the Plan to the contrary, the Participant shall be required to satisfy the minimum income, employment, and any other applicable taxes that are statutorily required to be withheld with respect to Restricted Stock Units (collectively, “Minimum Withholding Tax Obligations”) by having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to the Participant upon settlement of the Restricted Stock Units, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount equal to such Minimum Withholding Tax Obligations.

9.    Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, which may include by electronic mail and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10.    No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

11.    Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12.    Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13.    Clawback/Repayment. This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

14.    Detrimental Activity. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee, then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized in respect of the Restricted Stock Units, and repay such gain to the Company.

15.    Right to Offset. The provisions of Section 13(x) of the Plan are incorporated herein by reference and made a part hereof.

16.    Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17.    Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.

18.    Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Restricted Stock Unit Agreement and/or the Grant Notice in any respect as may be necessary or appropriate to comply with Section 409A of the Code, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Restricted Stock Unit Agreement to the contrary, (i) the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Restricted Stock Unit Agreement as written comply with the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Restricted Stock Unit Agreement as written to comply with the provisions of Section 409A of the code and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

19.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Entire Agreement. This Restricted Stock Unit Agreement, the Grant Notice, the ESPP (as defined in the Grant Notice), and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.